Exhibit 23.2
Consent of independent registered public accounting firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-190614) and Form S-3 (No. 333-198598) of Intrexon Corporation of our report dated February 26, 2015, relating to our audit of the financial statements of ZIOPHARM Oncology, Inc., which appears in the Annual Report on Form 10-K of Intrexon Corporation for the year ended December 31, 2014.
/s/ McGladrey LLP
Boston, Massachusetts
March 2, 2015